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                   CONSENT OF INDEPENDENT ACCOUNTANTS





To the Board of Trustees of
Smith Barney Muni Funds:







We hereby consent to the following with respect to the Registration Statement on Form N-14 under the Securities Act of
1933, as amended, of Smith Barney Muni Funds:



1.	The incorporation by reference of our report dated December
8, 1994, accompanying the Annual Report of the Smith Barney
Florida Municipals Fund (formerly the Smith Barney Shearson
Florida Municipals Fund) as of October 31, 1994, in the
Prospectus/Proxy Statement.



2.	The reference to our firm under the heading "Financial
Statements and Experts" in the Prospectus/Proxy Statement.



3.	The reference to our firm under the heading "Financial
Highlights" in the Prospectus dated December 30, 1994 of the Smith Barney Florida Municipals Fund.






                                    /s/ Coopers & Lybrand L.L.P.
                                    Coopers & Lybrand L.L.P.



Boston, Massachusetts
October 25, 1995